Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 33-59435-99, 333-125001, 333-155078, 333-155081, 333-155085), Form S-4 (No. 33-64293) and Form S-8 (Nos. 333-58127, 333-105676, 333-125002, 333-125003,  333-125004, 333-152842  and 333-161118) of Telephone and Data Systems, Inc. of our report dated February 25, 2010, except for Note 22, as to which the date is August 5, 2010, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.  We also consent to the incorporation by reference of our report dated February 25, 2010, except for Note 2, as to which the date is August 5, 2010, relating to the financial statement schedule, which appears in this Current Report on Form 8-K.

Chicago, Illinois
August 5, 2010